EXHIBIT 10.27
Execution Copy

SUBLICENSE AGREEMENT

This Sublicense Agreement (the “Agreement”) is made as of December 31, 2001 (the “Effective Date”), in duplicate originals, and is by and between La Quinta Franchise, LLC, a Nevada limited liability company, having an office and place of business at 101 Convention Center Drive, Suite 850, Las Vegas, Nevada  89109 (“Sublicensor”) and La Quinta Inns, Inc., a Delaware corporation, having an office and place of business at 909 Hidden Ridge, Suite 600, Irving, Texas 75038 (“Sublicensee”).

STATEMENT

Pursuant to that certain Trademark License Agreement dated December 31, 2001 between La Quinta Properties, Inc. (“Licensor”) and Subliscensor (the “Franchise License Agreement”), Sublicensor was granted the right, license and privilege to use, and the right to sublicense the right, license and privilege to use, the Trademarks owned by Licensor on and in connection with the operation and management of franchised hotels, motels and restaurants and the advertising, promotion and offering of the franchised hotel, motel and restaurant services in the Territory, all as defined herein.

Sublicensee now desires to obtain from Sublicensor, and Sublicensor has agreed to grant to Sublicensee, the right, license and privilege to use, and the right to further sublicense to Franchisees the right, license and privilege to use, the Trademarks identified on Schedule A hereto, as well as future related trademarks and other related intellectual property rights which may be developed by Licensor and made a part of this Agreement, on and in connection with the operation and management of franchised hotels, motels and restaurants and the advertising, promotion and offering of the franchised hotel, motel and restaurant services in the Territory.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, it is agreed as follows:

Article I -  Definitions

1.1                                 “Advertising Materials” shall mean all advertising and business materials used by Sublicensee which bear, feature or include any reference to the Trademarks and are used in connection with the Licensed Services.

1.2                                 “Business Materials” shall mean and include all stationery, letterheads, envelopes, business cards, invoices, advertising and promotional materials, and all other business and commercial materials used by Sublicensee which bear the Trademarks.

1.3                                 “Franchisee” shall mean any third party with which Sublicensee enters into an agreement for the purpose of granting the right to sublicense, own, operate or manage one or more La Quinta Lodging Facilities which are identified by the Trademarks.

1.4                                 “Gross Room Revenues” shall mean all revenues, net of discounts, from the rental, sale, use or occupancy of guest rooms or any meeting rooms at the Facilities, including cash and credit transactions, and the proceeds from any business interruption insurance.  Gross Room Revenues do not include: (1) food and beverage charges and other incidental services charges; (2) taxes required to be collected from customers and remitted by law; or (3) revenues from telephone calls or vending machines.

1.5                                 “La Quinta Lodging Facilities” or “Facilities” shall mean those facilities where the Licensed Services are offered.

1.6                                 “Licensed Services” shall mean the operation and management of franchised hotels, motels and restaurants identified by the Trademarks and the advertising, promotion and offering of the franchised hotel, motel and restaurant services identified by the Trademarks.

1.7                                 “Specified Quality Standards” shall mean those standards of design, appearance and quality for the Licensed Services, Facilities, Business Materials and Advertising Materials which are consistent with the prestige and integrity of the Trademarks, and are of a level and type satisfactory to Licensor.

1.8                                 “Territory” shall mean the World.

1.9                                 “Trademarks” shall mean all of the trademarks, logos, names, brands and service marks identified in Schedule A (including those which are the subject of registration, application and use under the common law), which is annexed hereto and made a part hereof, and all combinations and derivatives thereof that Licensor may own in the future, and other related trademarks, if any, which may be developed by Licensor.  Schedule A shall be periodically updated to incorporate such newly developed trademarks, no less frequently than once annually.  All use of such marks shall inure to the benefit of the Licensor.

Article II -  Grant of License

2.1                                 Sublicensor hereby grants to Sublicensee the exclusive right, license and privilege to use the Trademarks for and in connection with the Licensed Services in the Territory.  Sublicensee agrees that unless authorized or required by Sublicensor, it will not make, or authorize to be made, any use, directly or indirectly, of the Trademarks in connection with any other services not expressly discussed herein.  Sublicensee shall have no right, unless otherwise expressly consented to by Sublicensor (and/or Licensor as may be applicable), to (i) use the Trademarks on or in connection with a web site owned or operated by Sublicensee (ii) grant rights to any third party, including but not limited to a subsidiary or affiliated company, to use the Trademarks on or in connection with a third party web site, without the prior consent of Sublicensor and Licensor or (iii) use or grant the right to any third party to use any of the Trademarks as part of a domain name.

2.2                                 Sublicensor hereby grants to Sublicensee the right, license and privilege to use one or more of the Trademarks as part of a composite trade name or corporate name, pursuant to its obligations under this Agreement, and in accordance with all of the terms and conditions of this Agreement.  Sublicensee may use the Trademarks on invoices, order forms, stationery, business cards and telephone and directory listings, provided that all such use of the Trademarks shall be made in conformity with guidelines established by Sublicensor.

2.3                                 Sublicensee shall have the right under this Agreement to directly or indirectly sublicense the rights, license and privileges granted hereunder solely to Franchisees.  Any agreement granting a Franchisee the right to use the Trademarks shall contain reasonable provisions, similar to those contained in this Agreement, with respect to Specified Quality Standards.

2.4                                 Sublicensor and Sublicensee agree that the terms and conditions of the Franchise License Agreement are hereby incorporated by reference and that Sublicensee shall be bound by the terms and conditions thereof.

2.5                                 Pursuant to the terms of the Franchise License Agreement, Licensor assigned and Sublicensee accepted and agreed to be bound by, that certain license agreement entered into by Licensor, pursuant to which, Sublicensee had the nonexclusive right and license to use the Trademarks in connection with the operation of franchised hotels and hotel related services (including restaurants) in Canada (the “Canadian License”).  Licensor also assigned and Sublicensor accepted and agreed to be bound by that certain license agreement entered into by Licensor, pursuant to which Sublicensee had the nonexclusive right and license to use the Trademarks in connection with the operation of franchised hotels and hotel related services (including restaurants) in the United States (the “U.S. License”).  Sublicensor and Sublicensee hereby mutually acknowledge and agree that, effective as of the Effective Date of this Agreement, the Canadian License and U.S. License shall be terminated and Sublicensor and Sublicensee shall be bound by the terms and conditions of this Agreement hereafter.

Article III -  Effective Date and Duration

3.1                                 This Agreement and the license herein shall commence on the Effective Date hereof and continue for a period of twenty-one (21) years beginning on the Effective Date and extending up to and including December 30, 2022 (the “Initial Term”), unless sooner terminated as herein provided or as otherwise agreed between the parties.

3.2                                 Upon the expiration of the Initial Term, this Agreement shall renew automatically, in perpetuity, for additional five (5) year terms (“Renewal Period”), commencing on the anniversary of the Effective Date, provided that Sublicensee is not in breach of any provision herein.  However, either party may, in its discretion notify the other party in writing, not less than one (1) year prior to the expiration of the Initial Term or the Renewal Period (i.e. December 30 of the respective year) of the exercise of its discretion to terminate this Agreement (the “Notice Period” and December 30 of the respective year shall constitute the “Commencement Date of the Notice Period”).

3.3                                 (a) Immediately following the Commencement Date of the Notice Period, Sublicensor and Sublicensee shall meet to evaluate whether any agreements, pursuant to which Sublicensee granted a Franchisee the right to own, operate or manage one or more La Quinta Lodging Facilities which are identified by the Trademarks and which are in effect as of the Commencement Date of the Notice Period, have a term which will extend beyond the expiration of the Notice Period (the “Franchise Agreements”).

(b)  In the event that there are no Franchise Agreements which meet the criteria set forth in paragraph 3.3(a) above, this Agreement shall terminate effectively on the expiration of the Notice Period.

(c)  In the event that there are Franchise Agreements which meet the criteria set forth in paragraph 3.3(a) above:

i.      Sublicensee’s right to enter into any new franchise agreements and to renew any existing Franchise Agreements in effect as of the Commencement Date of the Notice Period, pursuant to paragraph 2.3 herein, shall terminate effectively on and as of the Commencement Date of the Notice Period;

ii.     The terms and conditions set forth in this Agreement, except as set forth in paragraph 3.3 (c)(i) shall continue in full force and effect until the terms of all existing Franchise Agreements have expired; and

iii.    This Agreement and the license granted hereunder shall terminate effectively on and as of the expiration date of the last valid and subsisting Franchise Agreement.

Article IV -  Quality Control and Prestige of the Trademarks

4.1                                 Sublicensee agrees that the Licensed Services and Facilities covered by this Agreement and the Advertising Materials and Business Materials used therewith shall be of such style, appearance, distinctiveness and quality as to protect and enhance the prestige of the

Trademarks and the goodwill pertaining thereto; that the Licensed Services and Facilities will be advertised, marketed, promoted and offered in accordance with all applicable laws and regulations; and that the policy of sale and exploitation by Sublicensee shall be of a high standard. The quality of the Licensed Services and Facilities, as well as the quality of all Business Materials and Advertising Materials developed by Sublicensee shall meet and satisfy the Specified Quality Standards.

4.2                                 Sublicensee agrees that the Trademarks are well recognized by the trade and public and are of great importance and value.  Accordingly, Sublicensee agrees that its use of the Trademarks shall be in a commercially acceptable and responsible manner and style to protect and enhance the prestige of the Trademarks, and only in connection with the Licensed Services, the Facilities and the Advertising Materials and Business Materials associated therewith.

4.3                                 The Facilities shall retain appearances which conform in all respects to the signage, design, layout, appearance, style, taste, decoration and location approved and established by Sublicensor in accordance with the Specified Quality Standards designated by Licensor under the Franchise License Agreement.

4.4                                 In furtherance of the purpose and intent expressed above, Sublicensee shall, upon Sublicensor’s reasonable request, supply to Sublicensor or a designated subsidiary of Sublicensor (the “Reviewing Party”), samples of any Business Materials and Advertising Materials that include the Trademarks to ensure that such Business Materials and Advertising Materials are in compliance with the Specified Quality Standards.  These submissions shall be with respect to any Business Materials and Advertising Materials which are not otherwise prepared or previously approved by Licensor, Sublicensor or the Reviewing Party and which vary from Licensor’s or Sublicensor’s standard advertising and promotional materials.  Sublicensee shall, upon the Reviewing Party’s reasonable request, permit reasonable inspection of the Facilities during business hours by the Reviewing Party to inspect the Facilities to ensure that the operations and methods of offering the Licensed Services, and the like, that include the use of the Trademarks, are in compliance with the Specified Quality Standards.

4.5                                 Sublicensor shall have the right to impose upon Sublicensee, as necessary, other additional specifications or requirements not provided for under this Agreement to maintain control over the Licensed Services to ensure that the requisite quality standard is being maintained in connection with the offering of the Licensed Services for which the Trademarks are used.

4.6                                 In the event Sublicensor determines that any Licensed Services, Facilities or the Advertising Materials or Business Materials created by Sublicensee do not comply with the Specified Quality Standards, Sublicensor or the Reviewing Party shall advise Sublicensee of all matters requiring change or improvement and Sublicensee shall comply in all respects with Sublicensor’s or the Reviewing Party’s directions.   Sublicensee shall be responsible for the costs of developing and making representative samples of those Business Materials and Advertising Materials which are submitted to Sublicensor or the Reviewing Party pursuant to paragraph 4.4 herein.

4.7                                 The Reviewing Party shall provide a report to Sublicensee, and a copy to Sublicensor of the same, within a reasonable period of time after the Reviewing Party’s inspection of a Facilities or examination of Sublicensee’s Advertising Materials and/or Business Materials which shall set forth whether the Facilities, Advertising Materials and/or Business Materials were in compliance with the Specified Quality Standards.

Article V -  Property of Licensor

5.1                                 Sublicensee recognizes the great value of the goodwill associated with the Trademarks and the identification of the Licensed Services with the Trademarks, and acknowledges that the Trademarks and all rights therein and goodwill pertaining thereto, are the exclusive property of and solely owned by Licensor, or its successor in interest.  Sublicensee will at all times hold out and represent Licensor, or its successor in interest, to be the owner of the Trademarks.

5.2                                 All use by Sublicensee of the Trademarks shall be deemed to inure to the benefit of Licensor.  To the extent any rights in and to the Trademarks are deemed to accrue to Sublicensee, Sublicensee hereby assigns any and all such rights, at such time as they may be deemed to accrue, including the related goodwill, to Licensor.

5.3                                 Sublicensee agrees that it shall cause appropriate indicia of ownership of the Trademarks (as required by Licensor or as required by law) to appear on or within all Advertising Materials and Business Materials.

5.4                                 Sublicensee agrees to use the Trademarks only in connection with the Licensed Services, Facilities, Business Materials and Advertising Materials and otherwise as specifically permitted herein and will not use the Trademarks for any other purpose or for the benefit of any other party.

5.5                                 Sublicensee agrees that it shall undertake to coordinate with Licensor to register the Trademarks in those countries mutually agreed upon by Sublicensor and Sublicensee, where they are not currently subject of application or registration, as shall be reasonably necessary or appropriate.  The expense of applying and registering the Trademarks in such countries shall be borne by the Licensor.

Article VI -  Trademark Protection

6.1                                 Sublicensee agrees to assist Sublicensor, and as may be appropriate or necessary, Licensor, to the extent reasonably required or requested by Sublicensor, to preserve, maintain and enforce the Trademarks in the Territory.

6.2                                 Sublicensor and Sublicensee each recognize that it is important to protect the Trademarks from infringement or encroachment in the Territory.  Therefore, except to the extent expressly prohibited or limited by applicable law, Sublicensor authorizes Sublicensee to commence and prosecute any claims or suits for infringement in Sublicensee’s own name as exclusive sublicensee, joining Sublicensor and as may be appropriate or necessary, Licensor, or any other necessary related company as a party if advisable or if required by the law of the particular forum.  If Sublicensee elects not to proceed to take action against a particular infringement under this Agreement, Sublicensor or Licensor may choose to proceed and to join Sublicensee as a party, at Sublicensor’s or Licensor’s sole cost and expense.  If such action is commenced by Sublicensor or Licensor, Sublicensee shall cooperate fully.

6.3                                 If Sublicensee cannot take unilateral action to enforce the Trademarks, Sublicensor or Licensor agrees that it shall either join Sublicensee as a complaining party or it shall commence proceedings in Sublicensor’s or as may be necessary or appropriate, Licensor’s own name or take any other action necessary or advisable to protect the Trademarks from infringement.  Sublicensor and Licensor shall also be obligated to take such action or to commence proceedings to protect the Trademarks in the Territory.  The costs and expenses of any such action or proceedings shall be apportioned in accordance with the terms and conditions to be agreed upon between Licensor, Sublicensor and Sublicensee, at that time.

6.4                                 If there is any monetary recovery in any action prosecuted by Sublicensee on its own, Sublicensee shall have the right to retain all such amounts recovered, unless the parties shall agree otherwise.

6.5                                 Sublicensee agrees that it will not, during the term of this Agreement or thereafter, contest the Licensor’s ownership, title or rights in and to the Trademarks, or contest the validity of this Agreement or its binding effect on Sublicensee.

Article VII -  Royalties

7.1                                 Sublicensee agrees to:

a.                                       pay Sublicensor an amount measured by two and one-half percent (2.5%)  (the “Royalty Rate)” of Gross Room Revenues from the offering of the Licensed Services identified by the Trademarks in the Territory (excluding Canada), provided however, Gross Room Revenues may be reduced, for purposes of this Agreement, for those Gross Room Revenues for which Sublicensee does not charge or receive a royalty fee from its Franchisees  (“Earned Royalties”).  The Royalty Rate may be modified as mutually agreed upon by the Sublicensor and Sublicensee.

b.                                      pay Sublicensor an amount measured by one-half percent (.5%) (the “Canadian Royalty Rate”) of Gross Room Revenues from the offering of the Licensed Services identified by the Trademarks in Canada, provided however, Gross Room Revenues may be reduced, for purposes of this Agreement, for those Gross Room Revenues for which Sublicensee does not charge or receive a royalty fee from its Franchisees (“Canadian Earned Royalties”).  The Canadian Royalty Rate may be modified as mutually agreed upon by the Sublicensor and Sublicensee.

7.2                                 Sublicensee’s obligation to pay the Earned Royalties and the Canadian Earned Royalties shall accrue immediately and shall be reported and paid quarterly.

Article VIII -  Revenue Reports and Record Keeping; Right to Inspect

8.1                                 Sublicensee shall render to Sublicensor, on or before thirty (30) days following each calendar quarter, complete and accurate statements, certified by the chief financial officer, controller or an independent public accountant selected by Sublicensee as accurate, showing Gross Room Revenues of each Facilities and the total combined Gross Room Revenues of all Facilities for the preceding quarter.  For this purpose, Sublicensee shall use a form of statement acceptable to Sublicensor.  Such statement shall be furnished to Sublicensor whether or not any Gross Room Revenues were earned in the preceding quarter.  Along with said statement, Sublicensee shall remit to Sublicensor the Earned Royalties and Canadian Earned Royalties due for such quarter, as set forth in Article VII above.

8.2                                 Sublicensee shall keep accurate books of account and records covering all transactions hereunder, and, upon Sublicensor’s request, shall provide to Sublicensor, a report once annually, setting forth the information in Sublicensor’s quarterly reports in a detailed and accurate manner, which shall meet Sublicensor’s reasonable satisfaction.  Upon Sublicensor’s request, Sublicensee shall provide said books of account and records and all other accounts, documents, materials and inventory in the possession or under the control of Sublicensee with respect to the subject matter of this Agreement to Sublicensor at Sublicensor’s place of business for examination purposes and for the purpose of making any copies and/or extracts.  All such books of account and records shall be kept available for at least three years after the expiration or termination of this Agreement.

Article IX -  Termination for Insolvency or Bankruptcy of Sublicensee

9.1                                 If Sublicensee files a petition in bankruptcy, or by equivalent proceeding is adjudicated a bankrupt, or a petition in bankruptcy is filed against Sublicensee, or if Sublicensee becomes insolvent or makes an assignment for the benefit of creditors or any arrangement pursuant to any bankruptcy law, or if Sublicensee discontinues its business or if a receiver is appointed for Sublicensee, this Agreement and the license hereby granted shall automatically terminate without any notice, to the extent allowed by applicable law.  In the event this Agreement and the license granted herein are so terminated, Sublicensee, its receivers, representatives, trustees, agents, administrators, successors and/or assigns, shall have no right to sell, exploit or in any way deal with or in any of the Licensed Services covered by this Agreement or use any Business Materials, Advertising Materials or other items bearing the Trademarks except with and under the special consent and instruction of Sublicensor, with such consent and instruction to be in written form.

9.2                                 The non-assumption of this Agreement by a trustee presiding over a bankruptcy proceeding pursuant to any bankruptcy law where the Sublicensee is named as a debtor in said proceedings shall operate to automatically terminate this Agreement and the license hereby granted, without any notice whatsoever being necessary, effective as of the date of the commencement of the bankruptcy proceedings.

Article X -  Termination for Breach

10.1                           Except as otherwise agreed between the parties, and as provided herein, if Sublicensee violates any of its material obligations hereunder, Sublicensor shall have the right to terminate this Agreement and the license herein granted, by giving to Sublicensee written notice of such breach and intent to terminate this Agreement.  Unless Sublicensee cures such breach within thirty (30) days after receipt of such written notice or such other extended time period as the parties shall mutually agree, this Agreement and the license granted herein shall automatically terminate on the 30th day (or extended period), unless otherwise agreed.  Termination of this Agreement and the license hereby granted shall be without prejudice to any rights or remedies which Licensor may otherwise have against Sublicensee.

Article XI -  Consequences of Expiration or Termination of This Agreement

11.1                           Upon and after the expiration or termination of this Agreement and the licenses herein granted as to any or all of the Licensed Services, for whatever reason, all rights granted to Sublicensee hereunder to use the Trademarks in any manner in connection therewith shall cease immediately.

11.2                           From and after the expiration or termination of this Agreement and the licenses herein granted as to any or all of the Licensed Services, Licensee agrees not to make references to the Trademarks in its Advertising Materials or its Business Materials or make reference to having been formerly associated with or licensed by Licensor, as to such services.  Licensee agrees that it shall return to Licensor all Advertising Materials and Business Materials previously provided by Licensor and shall destroy all Advertising Materials and Business Materials bearing the Trademarks, which were created by Licensee for use in connection with the Licensed Services and Facilities pursuant to this Agreement.

11.3                           Upon and after the expiration or termination of this Agreement and the licenses herein granted as to any or all of the Licensed Services, all rights as to such Licensed Services and use of the Trademarks granted to Sublicensee hereunder shall forthwith revert to Sublicensor without the need for any other formal or ratifying act.

11.4                           Upon and after the expiration or termination of this Agreement and the licenses herein granted as to any or all of the Licensed Services, Sublicensee will refrain from further use of the Trademarks or any further reference to them, direct or indirect, or of anything deemed by Sublicensor to be a simulation of the Trademarks or deceptively similar thereto.

11.5                           Sublicensee recognizes that the unauthorized dissemination of any materials bearing or incorporating the Trademarks upon termination or expiration of this Agreement, would cause irreparable damage to the prestige of the Trademarks and to the good will pertaining thereto.  Accordingly, Sublicensee covenants and agrees that it shall comply with all direction and instruction of Sublicensor concerning the use of the Trademarks.

Article XII -  Equitable Relief

12.1                           Sublicensee acknowledges and admits that there would be no adequate remedy at law for its failure to comply with any of the material terms and conditions hereof, and Sublicensee agrees that, in the event of any such failure, Sublicensor shall be entitled to equitable relief by way of temporary restraining order, temporary injunction and permanent injunction and such other and further relief as any Court with jurisdiction may deem proper.

Article XIII -  Indemnity

13.1                           Sublicensee hereby indemnifies Sublicensor and undertakes to defend and hold Sublicensor harmless from any claims, suits, loss and damage (including reasonable attorneys’ fees) arising out of any allegedly unauthorized use of any Trademark, patent, process, idea, method, design, copyright or device by Sublicensee in connection with the Licensed Services covered by this Agreement or any other alleged action by Sublicensee, and/or its Franchisees, and also from any claims, suits, loss and damage (including reasonable attorneys’ fees) arising out of the offering of the Licensed Services.

13.2                           Sublicensor hereby indemnifies Sublicensee and its Franchisees and undertakes to defend and hold Sublicensee and its Franchisees harmless from any claims, suits, loss and damages (including reasonable attorneys’ fees) sustained by Sublicensee or its Franchisees as a result of claims that Sublicensee’s or its Franchisees’ use of the Trademarks infringe or violate the rights of others.  Sublicensee shall advise Sublicensor of any such claims made against Sublicensee or its Franchisees and Sublicensor or Licensor, as may be appropriate, shall be entitled to defend any such allegations through counsel of its own choosing.

13.3                           Sublicensor assumes no responsibility to Sublicensee or to any third party with respect to the characteristics or quality of the Licensed Services provided by Sublicensee.  Sublicensee agrees to defend, indemnify, and hold harmless, Sublicensor, its subsidiaries, and affiliates and any successors or assigns of Sublicensor or any of the Trademarks, and their officers, directors, agents, and employees, against every claim, suit, loss, liability or damage whatsoever (including but not limited to the expenses of investigation of and defending against any claim or suit, any amount paid in settlement thereof, and attorney’s fees), relating to the characteristics or quality of the Licensed Services provided by or on behalf of Sublicensee, whether directly or through a franchisee or other person.  Sublicensee agrees to assume the defense of any action or claim which is within the scope of Sublicensee’s responsibilities to defend, indemnify, and hold harmless hereunder.

Sublicensor reserves the right to participate in any such action or claim with counsel of its own choosing at its own expense.

13.4                           Sublicensee agrees that it will obtain and maintain, at its own expense, comprehensive general liability insurance from a recognized insurance company providing adequate protection naming Sublicensor and Licensor as additional insureds against any claims, suits, losses or damages for which it may be required to indemnify Sublicensor and Licensor hereunder.  Upon written request, Sublicensee will supply a copy of the related insurance policies to Sublicensor.

13.5                           The indemnities set forth herein shall survive the expiration or termination of this Agreement.

Article XIV -  Miscellaneous

14.1                           All notices, requests, consents, demands, approvals and other communications hereunder shall be deemed to have been duly given, made or served if in writing and delivered personally or sent by overnight carrier or by telex or telecopier with receipt confirmed, to the respective parties to this Agreement as follows:

a.             If to Sublicensor:

La Quinta Franchise, LLC

101 Convention Center Drive, Suite 850

Las Vegas, Nevada  89109

Attn:  Manager

b.             If to Sublicensee:

La Quinta Inns, Inc.

909 Hidden Ridge, Suite 600

Irving, Texas  75038

Attn: Chief Executive Officer

The designation of the person to be so notified or the address of such person for the purposes of such notice may be changed from time to time by similar notice.

14.2                           The parties hereto shall not be liable for failure of performance hereunder if occasioned by war, declared or undeclared, fire, flood, interruption of transportation, embargo, accident, explosion, governmental orders, regulations, restrictions, priorities or rationing, or by strikes, lockouts, or other labor troubles, interfering with the supplies of raw materials entering into their production or any other cause beyond the control of the parties.  Any suspension of performance by reason of this paragraph shall be limited to the period during which such cause of failure exists, but such suspension shall not affect the running of the term of this Agreement as heretofore defined.

14.3                           Nothing herein contained shall be construed to place the parties in a relationship of partners or joint venturers and Sublicensee shall have no power to obligate or bind Sublicensor or Licensor in any manner whatsoever.

14.4                           Any provision or provisions of this Agreement which in any way contravenes the laws of any state or country in which this Agreement is effective shall, in such state or country as the case may be, and to the extent of such contravention of local law, be deemed separable and shall not affect any other provision or provisions of this Agreement.

14.5                           None of the terms of this Agreement shall be deemed to be waived or modified, nor shall this Agreement be renewed, extended, terminated or discharged except by an agreement in writing signed by or on behalf of both parties.  There are no representations, promises, warranties, covenants or undertakings other than those contained in this Agreement, which represent the entire understanding of the parties.

14.6                           The failure of a party hereto to enforce, or the delay by a party hereto to enforce, any of its rights under this Agreement shall not be deemed a continuing waiver or a modification by such party of any of the rights hereunder and a party may, within the time provided by the applicable law, commence appropriate legal or equitable proceedings to enforce any or all of its rights under this Agreement and any prior failure to enforce or delay in enforcement shall not constitute a defense.

14.7                           This Agreement is made pursuant to and shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its provisions as to choice of law.

14.8                           Sublicensor and Sublicensee shall each cooperate with one another in entering into and executing any other written agreements and applications necessary under the laws of any country or jurisdiction within the Territory to give this Agreement full force and effect.

14.9                           This Agreement shall inure to the benefit of and shall be binding upon the parties, and their respective permitted successors, transferees and assigns; provided, however, that subject to paragraph 14.10 herein, Sublicensee may not assign all or any portion of this Agreement without the express prior written consent of Sublicensor, which consent may be given or withheld in Sublicensor’s absolute discretion.

14.10                     This Agreement may not be transferred or assigned by Sublicensee to an unrelated third party other than in connection with the sale, disposition or merger of Sublicensee’s company or business, or encumbered by a third party, except with Sublicensor’s express written consent.  The following circumstances shall not be deemed to be an assignment, and shall not require Sublicensor’s consent

a.                                       the sale or disposition of all or substantially all of the voting stock or assets of Sublicensee; or

b.                                      a public offering or sale to underwriters of capital stock by Sublicensee or any successor thereto or any acquisitions by or of Sublicensee through merger, purchase of assets or otherwise effected in whole or in part by issuance or reissuance of Sublicensee’s shares of capital stock.

14.11                     Sublicensee agrees to comply, at its own expense, with all laws, ordinances, rules, regulations, and other requirements, relating to Sublicensee’s offering of the Licensed Services and operation and management of the Licensed Services and Facilities, of all governmental units having jurisdiction pertaining to this Agreement.

14.12                     Each party shall be responsible for any duties, taxes or penalties imposed by any government on its services.

14.13                     Except as expressly identified herein, there are and shall be no third party beneficiaries of this Agreement.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Sublicense Agreement to be duly executed as of the date and year first written above.

LA QUINTA FRANCHISE, LLC

By:	/s/ MICHAEL F. BUSHEE
Name Michael F. Bushee
Title: Vice President

LA QUINTA INNS, INC.

By:	/s/ STEVEN J. FLOWERS
Name: Steven J. Flowers
Title: Vice President — Finance

SCHEDULE A

Trademarks

Country	Trademark	Registration No./Serial No.
Argentina
	LA QUINTA	1,656,347

	LA QUINTA INN & DESIGN	1,656,565
Bahamas
	LA QUINTA	17,113
Belize
	LA QUINTA	7147
Bermuda
	LA QUINTA	26748
Bolivia
	LA QUINTA	62104-C
Brazil
	LA QUINTA	817936351

	LA QUINTA INN & WINDOW DESIGN	817936360
Canada
	LA QUINTA	TMA364525

	TELQUIK	111398200

	LQ LA QUINTA INN & SUITES & DESIGN	111008400

	RETURNS	111398100

	LA QUINTA INN & DESIGN	111008500
Chile
	LA QUINTA	443.212

	LA QUINTA INN & WINDOW DESIGN	443.213

Colombia
	LA QUINTA	190254

	LA QUINTA INN & WINDOW DESIGN	190253
Costa Rica
	LA QUINTA
Ecuador
	LA QUINTA	178-96
European Community
	LA QUINTA	002393205
Guatemala
	LA QUINTA	8806-94
India
	LA QUINTA	677305
Indonesia
	LA QUINTA	372248
Jamaica
	LA QUINTA	28,596
Mexico
	LA QUINTA	335462

	LA QUINTA	328,919

	TELQUIK	484,558

	LA QUINTA INN & WINDOW DESIGN	485,952
Netherlands Antilles
	LA QUINTA	18493
Nicaragua
	LA QUINTA	30,237 CC
Panama
	LA QUINTA	74714

United Kingdom
	LA QUINTA	1348734
United States
	LA QUINTA	1,080,641

	TELQUIK	1,078,158

	TEL QUIK (STYLIZED)	1,022,257

	LA QUINTA INN & CABALLERO DESIGN	1,199,980

	LA QUINTA (STYLIZED)	875,802

	CABCLUB	1,411,799

	LA QUINTA MOTOR INNS & DESIGN	1,393,579

	LA QUINTA MOTOR INNS & BUILDING DESIGN	1,393,578

	CABCLUB & DESIGN	1,411,800

	LA QUINTA BRAIN TRUST	1,429,660

	KING PLUS	1,623,015

	KEENTA	1,563,984

	RETURNS	1,572,636

	LA QUINTA INN & WINDOW DESIGN	1,841,032

	LA QUINTA INN & WINDOW DESIGN (WITH COLOR)	1,823,440

	FIRST LIGHT	2,076,246

	GOLD MEDAL	2,061,347

	LQ LA QUINTA INN & SUITES & DESIGN	2,298,693

	LQ LA QUINTA INN & SUITES AND DESIGN (COLOR)	2,300,509

	AN OASIS FROM THE WORLD	2,365,000

	CAFÉ QUINTA	76/029,804

	LA QUINTA ELINK	76/269,141

	WE’RE JUST YOUR STYLE	76/037,806
Venezuela
	LA QUINTA	S.003310

	LA QUINTA INN & WINDOW DESIGN	S.003002

State — Hawaii
	LA QUINTA & CABALLERO DESIGN	21389
State — Texas
	TEL-QUIK	31656

	LA QUINTA	46649